EXHIBIT 10.21

VALLEY FINANCIAL CORPORATION

RETENTION BONUS PLAN

The Valley Financial Corporation Retention Bonus Plan (the Plan) was established, effective November 16, 2014, by Valley Financial Corporation in order to retain Employees following the Plan of Merger, dated as of November 16, 2014, by and between Valley Financial Corporation and BNC Bancorp (the “Merger Agreement”).

ARTICLE I
DEFINITIONS

1.01.    Administrator

Administrator means the Chief Executive Officer of the Corporation.

1.02.    Bank

Bank means Valley Bank.

1.03.    Board

Board means the Board of Directors of Valley Financial Corporation.

1.04.    Cause

Cause means (i) the Participant's refusal or willful failure to substantially perform his duties for the Company (other than any such failure resulting from her incapacity due to physical or mental illness); (ii) the Participant's failure to improve his work performance to an acceptable level after the Participant was previously warned in writing by the Corporation or the Bank about poor performance; (iii) the willful engaging by the Participant in illegal conduct or any conduct which is demonstrably and materially injurious to the Corporation or the Bank. Without limiting the generality of the foregoing, Cause shall include the issuance of a removal order or similar order by a governmental regulatory agency with appropriate jurisdiction prohibiting the Participant from participating in the affairs of the Corporation or Bank. Any act or failure to act based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Corporation or Bank shall be conclusively presumed to be done, or omitted to be done, by the Participant in good faith and in the best interests of the Corporation and Bank.

1.05.    Corporation

Corporation means Valley Financial Corporation.

1.06.    Determination Date

Determination Date means November 16, 2014, the date this Plan was adopted by the Board.

1.07    Effective Date

Effective Date means the Effective Date of the merger of Valley Financial Corporation into BNC Bancorp, as defined in the Merger Agreement.

1.08.    Good Reason

Good Reason means that one of the following conditions arises without the Participant's consent:

(a)	A material diminution in base salary or authority, duties or responsibilities, or

(b)    Unless specifically agreed to in writing by Participant, the requirement by the Corporation, Bank or any successor the the Corporation or the Bank, that the Participant be based anywhere other than a location that is thirty (30) or less miles from where his or her office is located on the Determination Date, except for required travel on business for the Corporation, Bank or

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any successor to the Corporation or the Bank to an extent substantially consistent with the business travel obligations which the Participant undertook on behalf of the Corporation and/or the Bank prior to the Determination Date.

1.09    Participant

Participant means an employee of the Corporation or the Bank and who is designated as a Participant in the Plan.

1.10.     Plan

Plan means the Valley Financial Corporation Retention Bonus Plan.

1.11.    Retention Bonus

Retention Bonus means the amount payable pursuant to Article III hereof.

ARTICLE II
PARTICIPATION

The individuals named in Exhibit I to the Plan are entitled to participate in the Plan.

ARTICLE III
BENEFITS

3.01.    Retention Bonus

(a)A Participant listed on Exhibit I attached hereto will be paid a Retention Bonus in the amount specified on Exhibit I [(or such other amount determined by the Administrator on the Effective Date].

(b)A Participant who terminates employment prior to the Effective Date, other than for Good Reason, or who is terminated for Cause shall not be entitled to the Retention Bonus.

(c)The Retention Bonus will be paid in a single lump sum payment on the Effective Date.

3.02.    Withholding

The Retention Bonus will be paid to the Participant after any applicable federal, state, and local income or employment taxes have been withheld from the Retention Bonus amount.

ARTICLE IV
AMENDMENT AND TERMINATION

4.01.    Amendment

By action of the Board, the Corporation may modify, alter, or amend the Plan, in whole or in part at any time or for any reason. An amendment may be made retroactively if it is necessary to make this Plan conform to applicable law.

4.02    Termination

By action of the Board, the Corporation may terminate the Plan at any time or for any reason.

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ARTICLE V
ADMINISTRATION

The Chief Executive Officer shall serve as the Administrator of the Plan.
The Administrator must administer the Plan by its terms and has all powers necessary to do so. The Administrator must interpret the Plan. The Administrator’s duties include, but are not limited to determining the answers to all questions relating to the employees’ eligibility to become Participants.

A determination that the Administrator makes in good faith is conclusive and binding on all persons. The Administrator’s decisions, however, may not take away any rights that the Plan specifically gives to a Participant.

ARTICLE VI
GENERAL PROVISIONS

6.01.    Construction

One gender includes the other, and the singular and plural include each other when the meaning would be appropriate. The Plan’s headings and subheadings have been inserted for convenience of reference only and must be ignored in any construction of the provisions. If a provision of this Plan is illegal or invalid, that illegality or invalidity does not affect other provisions. Any term with an initial capital not expected by capitalization rules is a defined term according to Plan article I.

6.02.    Governing Law

This Plan is construed, enforced, and administered in accordance with the laws of the Commonwealth of Virginia (other than its choice of law rules), except to the extent that those laws are superseded by the laws of the United States of America.

6.03.    Plan Creates No Separate Rights

The creation, continuance, or change of the Plan or any payment does not give any person a non-statutory legal or equitable right against the Corporation; or any of the Corporation’s officers, agents, or other persons employed by the Corporation. The Plan does not modify the terms of a Participant’s employment.

6.04.    Binding Effect

This Plan shall be binding upon and inure to the benefit of (i) the legatees, distributes and personal representatives of each Participant, and (ii) any successor to the Corporation or the Bank. The Corporation shall take such action as may be required to effect an assumption of the obligations under this Plan by any successor to the Corporation or the Bank.
6.05.    Action by Corporation

Any action of the Corporation under this Plan may be by resolution of its Board or by any officer, other person, or committee with authorization from that Board.

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EXHIBIT I

Participant Name	Retention Bonus Amount